Exhibit 99.B(d)(30)(a)

AMENDMENT NO. 1 TO THE SUBADVISORY AGREEMENT

This Amendment effective the 31st day of October, 2016 to the Subadvisory Agreement (the “Agreement”) dated May 1, 2014, by and among Pacific Life Fund Advisors LLC (“Investment Adviser”), a Delaware limited liability company, Lord, Abbett & Co. LLC, (“Subadviser”), a Delaware limited liability company and Pacific Funds Series Trust, a Delaware Statutory Trust (“Trust”).

WHEREAS, Investment Adviser, Subadviser, and the Trust (collectively, “the Parties”), and individually, a “Party” are parties to the Agreement;

WHEREAS, the Parties mutually desire to amend the Agreement as set forth herein;

NOW THEREFORE, in consideration of the premises, promises and mutual covenants herein contained and in the Agreement, and for other good and valuable consideration paid, the receipt and sufficiency of which are hereby acknowledged by the Parties, the Parties agree that the Agreement is hereby amended as follows:

1.                                    The Exhibit A attached to this Amendment hereby replaces the current Exhibit A to the Agreement.

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed as of the day and year first written above.

PACIFIC LIFE FUND ADVISORS LLC

By: /s/ Carleton J. Muench	By: /s/ Laurene E. MacElwee
Name: Carleton J. Muench	Name: Laurene E. MacElwee
Title: VP & Investment Oversight	Title: VP & Assistant Secretary

LORD, ABBETT & CO. LLC

By: /s/ Lawrence H. Kaplan
Name: Lawrence H. Kaplan
Title: Member

PACIFIC FUNDS SERIES TRUST

By: /s/ Carleton J. Muench	By: /s/ Laurene E. MacElwee
Name: Carleton J. Muench	Name: Laurene E. MacElwee
Title: Vice President	Title: VP & Assistant Secretary